Exhibit 5.2

Opinion of Latham & Watkins LLP

March 31, 2010

Questar Market Resources, Inc.

180 East 100 South

P.O. Box 45601
Salt Lake City, UT 84145-0601

Re:

Questar Market Resources, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Questar Market Resources, Inc., a Utah corporation (the "Company"), in connection with the registration and sale by the Company from time to time of the debt securities (the "Debt Securities") under an Indenture dated as of March 1, 2001 (the "Indenture"), between the Company and Wells Fargo Bank, N.A., as successor trustee to Bank One N.A. (the "Trustee") pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on March 31, 2010 (the "Registration Statement"). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the enforceability of the Debt Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to Utah law and the due authorization of the Debt Securities by the Company are addressed in the opinion of Thomas C. Jeppersen, Esq., separately provided to you. We express no opinion as to those matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.

When the specific terms of the Debt Securities have been duly authorized and duly established in accordance with the Indenture and authorized by all necessary corporation action of the Company, and the Debt Securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor in the manner contemplated by the Registration Statement and/or the applicable prospectus and by such corporate action, the Debt Securities will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

2.

The Indenture is the legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

The opinion rendered in the preceding paragraph relating to the enforceability of the Debt Securities is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to the Debt Securities (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by the parties thereto, (b) that the Indenture constitutes a legally valid and binding obligation of the Trustee, enforceable against it in accordance with its terms, and (c) that the status of the Indenture and the Debt Securities as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the related prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP